Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-202947, 333-166226, 333-145865 and 333-256186) and the Registration Statement on Form F-3 (File No. 333-253866) of Origin Agritech Limited (the “Company”) of our report dated January 8, 2024, relating to the consolidated financial statements of the Company as of and for the years ended September 30, 2022 and 2023, to all references to our firm included in this Form 20-F filed with the U.S. Securities and Exchange Commission on January 8, 2024.

/S/ B F Borgers CPA PC

Lakewood, Colorado

February 15, 2024